EXHIBIT 23.2

                      [Letterhead of KPMG Peat Marwick LLP]


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
The Money Store Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of The Money Store Inc. of our report dated February 14, 1996, relating to the consolidated statements of financial condition of The Money Store Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of The Money Store Inc.

KPMG Peat Marwick LLP
/s/ KPMG Peat Marwick LLP

Sacramento, California
September 12, 1996